Filed Pursuant to Rule 433
Dated January 4, 2011
Registration Statement No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
Issuer:	General Electric Capital Corporation
Trade Date:	January 4, 2011
Settlement Date (Original Issue Date):	January 7, 2011
Maturity Date:	January 7, 2021
Principal Amount:	US $2,000,000,000
Price to Public (Issue Price):	99.620%
Agents Commission:	0.425%
All-in Price:	99.195%
Net Proceeds to Issuer:	US $1,983,900,000
Treasury Benchmark:	2.625% due November 15, 2020
Treasury Yield:	3.323%
Spread to Treasury Benchmark:	Plus 1.35%
Reoffer Yield:	4.673%
Interest Rate Per Annum:	4.625%
Interest Payment Dates:	Semi-annually on the 7th day of each January and July, commencing July 7, 2011 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted

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Filed Pursuant to Rule 433
Dated January 4, 2011
Registration Statement No. 333-156929

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G4Y7
ISIN:	US36962G4Y78
Common Code:	057652764

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.620% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Capital Inc.	$380,000,000
Citigroup Global Markets Inc.	$380,000,000
J.P. Morgan Securities LLC	$380,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$380,000,000
Morgan Stanley & Co. Incorporated	$380,000,000
Co-Managers:
Aladdin Capital LLC	$20,000,000
Blaylock Robert Van, LLC	$20,000,000
CastleOak Securities, L.P.	$20,000,000
Samuel Ramirez & Co., Inc.	$20,000,000
The Williams Capital Group, L.P.	$20,000,000
Total	$2,000,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated January 4, 2011
Registration Statement No. 333-156929

Additional Information

General

At the quarter ended September 30, 2010, we had outstanding indebtedness totaling $408.927 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year, and excluding bank deposits and non-recourse borrowings of consolidated securitization entities. The total amount of outstanding indebtedness at September 30, 2010, excluding subordinated notes and debentures payable after one year, was equal to $399.499 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Nine Months Ended
2005	2006	2007	2008	2009	September 30, 2010
1.66	1.63	1.56	1.24	0.85	1.11

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. at (877) 858-5407, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.